Exhibit 99.1

Harley-Davidson Releases First Quarter 2017 Results

Share Gains in the U.S., Reduced Shipments Improved U.S. Dealer Inventory

MILWAUKEE, April 18, 2017- Harley-Davidson, Inc. (NYSE:HOG) first quarter 2017 diluted EPS decreased 22.8 percent to $1.05 compared to $1.36 in the same period of 2016. First quarter net income was $186.4 million on consolidated revenue of $1.50 billion versus net income of $250.5 million on consolidated revenue of $1.75 billion in the first quarter of last year.

“First quarter U.S. retail sales were in line with our projections and we remain confident in our full-year plan despite international retail sales being down in the first quarter,” said Matt Levatich, CEO, Harley-Davidson. “We are very pleased with our continued growth in U.S. market share and the progress our U.S. dealers made in reducing their inventory of 2016 motorcycles in the quarter.”

First quarter worldwide Harley-Davidson retail motorcycle sales were down 4.2 percent compared to the same period in 2016. In line with the company’s expectations, Harley-Davidson retail motorcycle sales in the U.S. were down 5.7 percent compared to the year-ago quarter, with the overall U.S. industry down for the same period. Harley-Davidson's U.S. market share for the quarter was 51.3 percent in the 601cc-plus segment, up compared to the first quarter in 2016. Harley-Davidson’s international retail sales decreased 1.8 percent compared to the same quarter in 2016.

“We recently announced our plan to build the next generation of Harley-Davidson riders globally. We are energized by our focused strategy, and we believe our powerful brand and commitment to excellence will position us to drive demand for our products and grow our sport,” concluded Levatich.

The company’s long-term strategy through 2027 is focused on five objectives to:

•	Build two million new Harley-Davidson riders in the U.S.;

•	Grow international business to 50 percent of annual volume;

•	Launch 100 new, high-impact motorcycles;

•	Deliver superior return on invested capital for Harley-Davidson Motor Company (S&P 500 top 25%); and

•	Grow the business without growing its environmental impact.

Harley-Davidson Retail Motorcycle Sales

	1st Quarter
	2017	2016	Change
U.S.	33,316	35,326	-5.7%
Canada	2,361	2,470	-4.4%
Latin America	2,342	1,886	24.2%
EMEA	10,167	10,210	-0.4%
Asia Pacific	6,863	7,566	-9.3%
International Total	21,733	22,132	-1.8%
Worldwide Total	55,049	57,458	-4.2%

First quarter worldwide retail sales of new Harley-Davidson motorcycles were down driven by lower sales in the U.S. As we expected, U.S. sales were adversely impacted by soft industry sales and the company’s decision to reduce shipments of model year 2017 motorcycles. This decision helped dealers focus on selling down their model year 2016 retail inventory. International retail sales were down behind weak sales in Asia Pacific, partially offset by strong growth in Latin America. Retail sales in EMEA and Canada were both down as they compared against strong prior year growth of 8.8 percent and 16.3 percent, respectively.

Motorcycles and Related Products Segment Results

$ in thousands	1st Quarter
	2017	2016	Change
Motorcycle Shipments (vehicles)	70,831	83,036	-14.7%
Revenue
Motorcycles	$1,099,702	$1,317,578	-16.5%
Parts & Accessories	$169,025	$183,705	-8.0%
General Merchandise	$55,836	$70,618	-20.9%
Gross Margin Percent	35.9%	37.4%	-1.5 pts
Operating Income	$238,842	$332,457	-28.2%
Operating Margin Percent	18.0%	21.1%	-3.1 pts
In the first quarter, revenue from the Motorcycles and Related Products segment was down versus the first quarter of 2016 on lower shipments.

Financial Services Segment Results

$ in thousands	1st Quarter
	2017	2016	Change
Revenue	$173,221	$173,358	-0.1%
Operating Income	$52,636	$56,371	-6.6%
The Financial Services segment operating income was down 6.6 percent year-over-year due to a higher provision for credit losses.

Income Tax Rate
For the first quarter of 2017, Harley-Davidson's effective tax rate was flat compared to the prior year at 34.5 percent. The company continues to expect its full-year 2017 effective tax rate will be approximately 34.5 percent.

Other Results
At the end of the first quarter of 2017, cash and marketable securities totaled $844.7 million, compared to $739.1 million in 2016. Harley-Davidson generated $159.9 million of cash from operating activities in the first quarter of 2017 compared to $41.1 million in the same period of 2016. The company paid a cash dividend of $0.365 per share for the first quarter of 2017, an increase of 4.3 percent compared to the first quarter of 2016. On a discretionary basis, the company repurchased 1.2 million shares of its common stock during the first quarter of 2017 for $70.9 million. There were approximately 177.1 million weighted-average diluted common shares outstanding in the first quarter of 2017, compared to 184.2 million shares in the first quarter of 2016. At the end of the first quarter, 18.0 million shares remained on a board-approved share repurchase authorization.

Guidance
For 2017, Harley-Davidson continues to anticipate full-year motorcycle shipments to be flat to down modestly in comparison to 2016. In the second quarter of 2017, the company expects to ship approximately 80,000 to 85,000 motorcycles.

Harley-Davidson continues to expect full-year 2017 operating and gross margin as a percent of revenue to be approximately in line with 2016.

The company continues to expect that full-year 2017 capital expenditures will be $200 million to $220 million.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss first quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under the Events and Presentations section. The audio portion of today's call will also be posted approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (iii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iv) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (v) drive demand by executing its marketing strategy of appealing to and growing sales to multi-generational and multi-cultural customers worldwide in an increasingly competitive marketplace, (vi) develop and introduce products, services and experiences that are successful in the marketplace, (vii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (viii) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (ix) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (x) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, (xi) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xii) manage risks that arise through expanding international manufacturing, operations and sales, (xiii) adjust to tax reform, healthcare inflation and reform and pension reform, (xiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xv) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xvi) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xvii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xviii) manage its exposure to product liability claims and commercial or contractual disputes, (xix) execute its flexible production strategy, (xx) retain and attract talented employees, (xxi) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, and (xxii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Katie Whitmore, +1-414-343-4480; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	March 26, 2017	March 27, 2016
Motorcycles and Related Products revenue	$1,328,711	$1,576,610
Gross profit	477,485	590,280
Selling, administrative and engineering expense	238,643	257,823
Operating income from Motorcycles and Related Products	238,842	332,457

Financial Services revenue	173,221	173,358
Financial Services expense	120,585	116,987
Operating income from Financial Services	52,636	56,371

Operating income	291,478	388,828
Investment income	879	766
Interest expense	7,673	7,168
Income before provision for income taxes	284,684	382,426
Provision for income taxes	98,315	131,937
Net income	$186,369	$250,489

Earnings per common share:
Basic	$1.06	$1.37
Diluted	$1.05	$1.36

Weighted-average common shares:
Basic	176,001	183,429
Diluted	177,070	184,204

Cash dividends per common share	$0.365	$0.350

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 26, 2017	December 31, 2016	March 27, 2016
ASSETS
Current assets:
Cash and cash equivalents	$839,700	$759,984	$694,013
Marketable securities	5,004	5,519	45,122
Accounts receivable, net	335,578	285,106	311,960
Finance receivables, net	2,354,095	2,076,261	2,564,608
Inventories	485,476	499,917	553,750
Restricted cash	75,705	52,574	93,192
Other current assets	142,362	174,491	229,105
Total current assets	4,237,920	3,853,852	4,491,750
Finance receivables, net	4,792,027	4,759,197	4,811,958
Other long-term assets	1,251,908	1,277,191	1,163,963
	$10,281,855	$9,890,240	$10,467,671
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$906,321	$721,970	$935,793
Short-term debt	953,357	1,055,708	870,073
Current portion of long-term debt, net	697,061	1,084,884	782,140
Total current liabilities	2,556,739	2,862,562	2,588,006
Long-term debt, net	5,320,797	4,666,975	5,460,553
Pension and postretirement healthcare liabilities	223,702	257,709	326,383
Other long-term liabilities	187,208	182,836	199,909

Total shareholders’ equity	1,993,409	1,920,158	1,892,820
	$10,281,855	$9,890,240	$10,467,671

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Three months ended
	March 26, 2017	March 27, 2016
Net cash provided by operating activities	$159,939	$41,131

Cash flows from investing activities:
Capital expenditures	(23,967)	(39,011)
Finance receivables, net	(63,538)	(43,787)
Other	52	95
Net cash used by investing activities	(87,453)	(82,703)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	497,406	1,193,396
Repayments of medium-term notes	(400,000)	(450,000)
Repayments of securitization debt	(111,359)	(173,363)
Borrowings of asset-backed commercial paper	305,209	5,814
Repayments of asset-backed commercial paper	(29,383)	(15,740)
Net decrease in credit facilities and unsecured commercial paper	(101,702)	(331,090)
Net change in restricted cash	(23,132)	(4,282)
Dividends paid	(64,611)	(64,457)
Purchase of common stock for treasury	(79,753)	(150,369)
Excess tax benefits from share-based payments	—	110
Issuance of common stock under employee stock option plans	7,336	276
Net cash provided by financing activities	11	10,295

Effect of exchange rate changes on cash and cash equivalents	7,219	3,081

Net increase (decrease) in cash and cash equivalents	$79,716	$(28,196)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	759,984	722,209
Net increase (decrease) in cash and cash equivalents	79,716	(28,196)
Cash and cash equivalents - end of period	$839,700	$694,013

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 26, 2017	March 27, 2016
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,099,702	$1,317,578
Parts & Accessories	169,025	183,705
General Merchandise	55,836	70,618
Other	4,148	4,709
	$1,328,711	$1,576,610
MOTORCYCLE SHIPMENTS:
United States	45,784	57,635
International	25,047	25,401
Total	70,831	83,036
MOTORCYCLE PRODUCT MIX:
Touring	29,068	38,497
Cruiser	25,154	26,929
Sportster® / Street	16,609	17,610
Total	70,831	83,036

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended
	March 31, 2017	March 31, 2016

United States	33,316	35,326

Europe(2)	8,984	8,846
EMEA - Other	1,183	1,364
Total EMEA	10,167	10,210

Japan	1,986	2,106
Asia Pacific - Other	4,877	5,460
Total Asia Pacific	6,863	7,566

Latin America	2,342	1,886
Canada	2,361	2,470
Total International Retail Sales	21,733	22,132
Total Worldwide Retail Sales	55,049	57,458
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision. The EMEA Europe total for March 31, 2016 includes 251 units originally reported in the EMEA - Other total.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Three months ended
	March 31, 2017	March 31, 2016
United States(2)	64,250	68,305

	Two months ended
	February 28, 2017	February 29, 2016
Europe(3)	36,456	39,828

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.